Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Synovus Financial Corp. 2011 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333‑238751) on Form S-8 of Synovus Financial Corp. of our report dated March 31, 2021, with respect to the statements of financial condition of the Synovus Financial Corp. 2011 Employee Stock Purchase Plan (the Plan) as of December 31, 2020 and 2019, the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report for Form 11-K of the Synovus Financial Corp. 2011 Employee Stock Purchase Plan.

/s/ KPMG LLP
Atlanta, Georgia
March 31, 2021